Exhibit 10.1

JOINT VENTURECONTRACT

BETWEEN

JIANGSU HUALAN BIOTECHOLOGYLTD.(CHINA)

AND

MEDICAL INTERNATIONAL TECHNOLOGIES(MIT CANADA)INC.

(DATED ON THE MAY 6th, 2009)

TABLE OF CONTENT

GENERAL
ARTICLE 1	DEFINITIONS
ARTICLE 2	PARTIESTO THE CONTRACT
ARTICLE 3	ESTABLISHMENTOF THE JOINT VENTURE COMPANY
ARTICLE 4	THE PURPOSE, SCOPE AND SCALE OF PRODUCTIONAND OPERATION
ARTICLE 5	TOTAL INVESTMENT, REGISTERED
ARTICLE 6	CAPITAL CONTRIBUTIONS
ARTICLE 7	BOARD OF DIRECTORS
ARTICLE 8	MANAGEMENT ORGANIZATION
ARTICLE 9	THE PARTIES' RESPONSIBILITIES OF ASSISTANCE
ARTICLE 10	TRANSFER OF TECHNOLOGY
ARTICLE 11	PURCHASE OF EQUIPMENTAND RAW MATERIALS
ARTICLE 12	UTILITIES, INFRASTRUCTUREAND SERVICES
ARTICLE 13	SALE OF PRODUCTS
ARTICLE 14	SITE LAND AND BUILDING
ARTICLE 15	HEALTH, S AFETY AND ENVIRONMENT PROTECTION
ARTICLE 16	TRADEMARKS AND TRADE NAMES
ARTICLE 17	FOREIGN EXCHANGE
ARTICLE 18	FINANCE, ACCOUNTING AND AUDITING
ARTICLE 19	DISTRIBUTIONAND PAYMENT OF PROFITS
ARTICLE 20	TAXATION
ARTICLE 21	INSURANCE
ARTICLE 22	LABOR MANAGEMENT
ARTICLE 23	CONFIDENTIALITY
ARTICLE 24	FUTURE COOPERATIONAND NON-COMPETITION
ARTICLE 25	THE JOINT VENTURE TERM
ARTICLE 26	ASSIGNMENTOF INVESTMENT
ARTICLE 27	TERMINATION AND LIQUIDATION
ARTICLE 28	BREACH OF CONTRACT
ARTICLE 29	FORCE MAJEURE
ARTICLE 30	APPLICABLE LAW
ARTICLE 31	SETTLEMENTOF DISPUTES
ARTICLE 32	LANGUAGE, EFFECTIVENESS OF CONTRACTAND MISCELLANEOUS PROVISIONS

THIS CONTRACT is signed at: NO.1 Medical City Road, suite # 228 Taizhou, Jiangsu  China, on the May 6th 2009  by and between A Corporation, and B Corporation.

GENERAL
In accordance with "The Company Law of the People's Republic of China ", "The Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment", "The Implementation Rules for the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and other relevant laws and regulations of China, the Parties on the basis of the principle of equality and mutual benefit, long-term cooperation, joint development and enhancing friendship, and through friendly consultations, agree to jointly invest, to establish a joint venture in the planned development area. The Parties will contribute their respective resources and special knowledge and skills and jointly operate, manage and develop the joint venture.

Now, therefore, the Parties have agreed as follows:

ARTICLE 1	DEFINITIONS

Unless the terms or context of this Contract otherwise provides specifically, the following terms shall have the meanings set out below:

1.01	"Articles of Association" shall mean the articles of association of the Company;

1.02	"Board of Directors" or "Board" shall mean the board of directors of the Company;

1.03	"China" or "State" shall mean the People's Republic of China;

1.04	"Company" shall mean the joint venture company to be formed pursuant to this Contract;

1.05	"Contract" shall mean this Joint Venture Contract;

1.06
“Technology Transfer Contract” shall mean:  License to produce and sell. In china, Medical International Technologies (MIT Canada) Inc., NEEDLE-FREE JET INJECTOR products under the Patents and Trade marks, as per annex A attached.

1.07	" Plant(s)" shall mean: Manufacturing plant for the assembly and production of the NEEDLE-FREE JET INJECTOR PRODUCTS.

1.08	" Products" shall mean: NEEDLE-FREE JET INJECTOR FAMILY OF PRODUCTS, AGRO-JET and MED-JET.

1.09	"Effective Date" shall mean the effective date of this Contract, which shall be the date on which all of the following conditions have been fulfilled:

(1)	this Contract and the Articles of Association have been signed by each of the Parties and have been approved in their entirety by the Examination and Approval Authority;

(2)
approval of all Technology Transfer Contracts and, if required, approval of all Engineering Services Contracts and the Contract for the Assignment of Experts, all in their entirety, have been obtained from the Examination and Approval Authority;

1.10	"Examination and Approval Authority" shall mean the Bureau of Foreign Trade and Economic Cooperation of China;

1.11	"Employees" shall mean all personnel who have a labour contract relationship with the Company except Senior Staff and Temporary Delegates and Short-Term Employees;

1.12
"Joint Feasibility Study Report" shall mean the feasibility study report, jointly prepared and initialled by the Parties and supplementary reports thereto, for the purpose of evaluating the technical and commercial feasibility of building and operating plants;

1.13	"Party" or "Parties", separately or collectively, shall mean any party signed the JOINT VENTURE CONTRACT.

1.14	"Senior Staff" shall mean the Company's top managerial personnel nominated by the Parties in accordance with their nomination rights and appointed by the Board of Directors;

1.15	"Temporary Delegates" shall mean certain persons who are temporarily delegated to, and employed by, the Company.

ARTICLE 2	PARTIES TO THE CONTRACT

2.01	The Parties to this Contract are:

(1)	Party A is JIANGSU HUALAN BIOTECHOLOGY LTD. (CHINA)

The representative of A Corporation duly authorized to sign this Contract is:

Name: Hua, Yimin
Position: General Manager
Nationality: China

(2)	Party B is MEDICAL INTERNATIONAL TECHNOLOGIES (MIT CANADA) INC.
The representative of Party B duly authorized to sign this Contract is:

Name: KARIM MENASSA
Position:  President, CEO, AND CHAIMAN OF THE BOARD
Nationality: CANADIAN

2.02	A copy of the business license of each Party has been provided to each of the other Parties.

2.03	Each of the Parties hereby represents and warrants that:

(1)	it possesses full power and authority to enter into this Contract and to perform its obligations hereunder;

(2)	each of their representatives whose signature is affixed hereto has been fully authorised to sign this Contract ; and

(3)	upon the Effective Date, this Contract shall constitute its legal, valid and binding obligations.

ARTICLE 3	ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.01
The Parties agree to establish the Company in accordance with "The Company Law of the People's Republic of China ", "The Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment", "The Implementation Rules for the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment" and other relevant laws and regulations of China and the provisions of the Contract and the Articles of Association.

3.02	The name of the Company shall be: JIANGSU HUALAN MIT MEDICAL TECHNOLOGY (MIT China) LTD.

3.03	The legal address of the Company shall be: NO.1 Medical City Road, suite # 228 Taizhou, Jiangsu China,

3.04	The organization form of the Company shall be: Limited Liability Company.

3.05	The Company shall be a legal person under the laws of China. The activities of the Company shall be governed and protected by the present and future published laws of China.

3.06	All the organization and business activities of the Company shall be conducted under the leadership of the Board of Directors.

ARTICLE 4	THE PURPOSE , SCOPE AND SCALE OF PRODUCTION AND OPERATION

4.01
Purpose: The purpose of the Company shall be to adopt most advanced technology including high standards to protect the environment and to minimize use of natural resources and energy consumption in integrated systems and to apply scientific management methods with the aim to build, operate plants, improve and expand the production and use of Products, as well as to earn lawful profits, pay dividends to the Parties, and to make contributions to the economic development of China, especially of Jiangsu Province.

4.02	Business Scope: research, production and sales of medical equipments, import and export of medical equipments and components products.

ARTICLE 5	TOTAL INVESTMENT, REGISTERED CAPITAL

5.01	The total investment by the Company as defined in the approved Joint Feasibility Study Report shall amount to US$ 2,000,000.

5.02	The Company's registered capital shall amount to US$ 1,400,000.

5.03	The Parties shall contribute to the registered capital in the proportions and amounts as follows:

(1)	A shall subscribe for US$714,000, amounting to FIFTY ONE percent (51%) of the registered capital;

(2)	B shall subscribe for US$686,000, amounting to FORTY NINE percent (49%) of the registered capital. (20% for the TECHNOLOGY VALUED TO US$280,000 and US$406,000 in cash for 29% ).

5.04
A shall contribute in USD. B shall contribute in USD and license to produce and sell. In china, Medical International Technologies (MIT Canada) Inc., NEEDLE-FREE JET INJECTOR products under the Patents and Trade marks, as per annex A attached.

5.05	The Company shall take all feasible measures to control the investment so as to avoid, to the greatest extent, the total investment as described in Article 5.01 being exceeded.

5.06
Any increase of the registered capital shall be subject to the unanimous consent of the Board of Directors and submitted to the Examination and Approval Authority for approval. Registration procedures for change shall be dealt with at the relevant registration and administration authority.

5.07
The exchange rate which will be used for determining the RMB equivalent of capital contributions in USD  shall be the official middle transaction rate of exchange of RMB to USD as published by the People's Bank of China pursuant to the floating exchange rate system or, if such official middle rate is not available, shall be the middle rate of exchange of RMB to USD as published by the Bank of China, and all in effect on a date which is four(4) working days before such contributions are made.

5.08
Provided that the Company's normal operation is not affected, the registered capital of the Company may be reduced subject to the fulfilment of all the conditions as stipulated in the relevant laws and regulations.

Any reduction of the registered capital shall be subject to the unanimous consent of the Board of Directors and submitted to the Examination and Approval Authority for approval. Registration procedures for change shall be dealt with at the relevant registration and administration authority.

ARTICLE 6	CAPITAL CONTRIBUTIONS

6.01	The Parties shall contribute simultaneously their subscribed capital to the registered capital of the Company according to Article 5.03.

Further details shall be agreed upon in a relevant agreement.

6.02	Within ninety (90) days of the granting of a business license to the Company the Parties shall pay the total amount of the registered capital, amounting to US$1,400,000..

6.03
Contributions referred to in Article 6.02 shall be made by the Parties regardless of the actual progress of the projects. Further payments to the registered capital shall be made by the Parties according to the financial needs of the Company in accordance with the actual progress of the projects. The registered capital shall be fully contributed within six (6) Month after the issuance of the Company’s business license.

6.04
The Parties shall pay their contributions according to such updated contribution schedule.

For funds needed for financing a cost overrun, the management of the Company shall prepare a plan and submit it to the Board for determination of sources of funding.

6.05	Based on the needs of the Company, the dates and amounts of payments of capital contributions by the Parties shall be decided by the Board of Directors.

6.06
The Company shall issue a certificate of instalment contribution signed by the Chairman of the Board based on the certificate of verification issued by an accountant registered in China to the relevant Party within thirty (30) days each time after the Company has received the Party's contribution. The certificate of instalment contribution for each instalment shall list the actual amount of capital already paid by the Party and the time of payment.

After the registered capital is completely paid up, the certificates of instalment contribution shall be replaced by a formal certificate of contribution stamped by the Company and confirmed by an accountant registered in China.

6.07	In the event that any Party fails to pay in all or part of its required capital contribution when due, it shall bear the responsibility for breaching the Contract as stipulated.

ARTICLE 7	BOARD OF DIRECTORS

7.01	The date of issuance of the Company's business license shall be the date on which the Board shall be constituted.

7.02
The Board of Directors is the authority of the Company, deciding all important and major matters of the Company and supervising the operation and management work of the management organization of the Company.

7.03	The Board shall consist of three (3) members, of which one (2) shall be appointed by A and two (1) by B.

No member of the Board shall have any personal liability for any act performed in his capacity as a member of the Board for the Company’s operation except for such acts as would constitute a personal violation of publicly issued laws and regulations of any jurisdiction to which the Company or the relevant member is subject.

7.04
Each member of the Board shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Party originally appointing him. If a seat on the Board is vacated by the retirement, resignation or death of a member or by the removal of such member by the Party which originally appointed him, the Party which originally appointed such member shall appoint a successor to serve out such member's term.

The members of the Board shall comply with the Articles of Association of the Company, earnestly implement their duties and protect the interests of the Company.

7.05
Hua, Yimin, the Chairman of the Board shall be appointed by A, and Karim Menassa the Vice Chairman, shall be appointed by B.

The Chairman is the legal representative of the Company. He shall bind the Company in accordance with this Contract, the Articles of Association and the resolutions of the Board. In the event that any act by a Senior Staff violates the Contract, the Articles of Association or a Board resolution, the Chairman is entitled to and shall point out such violation in writing to the General Manager and require him to correct such violation immediately.

Should the Chairman be unable to exercise his duty due to any reason, he shall authorize in writing the Vice Chairman to represent the Company.

7.06
Meetings of the Board shall be held at least twice (2) every year and should be held at the place of registration of the Company or may be held at other places either within or outside China decided upon by the Board. The first Board meeting shall be held within three (3) month after issuance of the Company's business license. The meetings shall be called and presided over by the Chairman. If the Chairman is unable to call a meeting, he shall entrust in written form the Vice Chairman to call and preside over the meeting.

Upon the written request of no less than one third (1/3) of the members of the Board specifying the matters to be discussed, the Chairman of the Board shall convene an interim meeting of the Board to be held within six (6) weeks.

For the convention of a Board meeting all members shall be informed in writing of the date, venue and agenda ten (10) days before the meeting is held.

All topics requested in writing by no less than one third (1/3) of the members of the Board shall be included by the Chairman into the agenda of the next Board meeting.

7.07	Three (3) members of the Board present in person or represented by proxy shall constitute a quorum for the meeting of the Board.

7.07.1
In case a member of the Board is for any reason unable to participate in a  Board meeting, he shall issue a power of attorney and entrust a proxy to participate in the meeting on his behalf. The proxy so entrusted shall have the same rights and power as the member. Each of the Parties shall ensure that, after having been duly informed, the members appointed by it will attend all Board meetings in person or by proxy .

7.07.2
Any failure to meet the quorum requirements stipulated in Article 7.07 as a result of the non-attendance of a duly convened Board meeting by one or more members for other reasons but Force Majeure shall constitute a breach of this Contract by the Party, which has appointed the non-attending member or members.

7.07.3
In case that a Board meeting cannot be held because the quorum is not met, the meeting shall be adjourned and the Chairman shall convene a Board meeting not later than three (3) months after the date of the adjourned meeting.

7.08
The General Manager and the Deputy General Manager shall attend the Board meetings. The Chairman may invite any of the other Managers to attend. Upon request of the Vice Chairman, the Chairman shall invite any of the other Managers to attend.

Experts of each Party may attend the Board meetings upon invitation of a Party, after consultation between Chairman and Vice Chairman and with the Chairman's consent.

All such attendees shall not have a voting right.

7.09	Resolutions involving the following matters may only be adopted by the affirmative vote of the majority of the members of the Board present (in person or by proxy) at the meeting constituting a quorum

(1) Approval of the annual budget (including, but not limited to, total sales, profit, financing and allocation of funds, investment and expenditures) and annual operation plan (including, but not limited to, purchasing, manufacturing  and maintenance, marketing, personnel and training), medium-term plans and long-term plans;

(2) Approval of the annual report and the annual profit distribution plan;

(3) Decision on allocations to the reserve fund, enterprise development fund and bonus and welfare fund for the workers and staff members and decisions regarding the use of such funds;

(4) Decision on distribution of distributable profits;

(5) Appointment and dismissal of Senior Staff and decisions in regard to their term of office, remuneration and other terms of employment;

(6) The policy for the salary, bonus and welfare of the Employees;

(7) Any significant change in the structure of the Company's management organization and establishment and cancellation of any branch organization of the Company;

(8) Appointment and dismissal of the certified accounting company;

(9) Establishment and change of important internal regulations and systems of the Company;

(10) The marketing strategy (including pricing guidelines) of the divisions, the annual sales plan of the Company, the conclusion and termination of sales agency or distributorship contracts and any application for the registration of a trademark in the Company's name;

(11) Any economic transaction of the Company with any Party or Affiliate of any Party in value exceeding RMB 150,000 or over one (1) year in period,, except those according to or regulated in the Joint Venture Contract or its Schedules or any Ancillary Contracts specified therein;

(12) Any technology transfer between the Company and either Party or third parties, including, but not limited to, the acquiring or disposing by the Company of industrial property and/or know how, the disposing or granting of licenses for industrial property rights and/or know how and agreements on trademarks;

(13) Any investment(s) in fixed assets beyond the annual investment plan with an accumulated value exceeding RMB 50,000;or any leasing agreement regarding assets having a value exceeding RMB 50,000; or any leasing agreement with such other leasing period as may be determined by the Board;

(14) Any investment in another enterprise, or any total or partial acquisition of another enterprise or of its business;

(15) The utilisation of any financial derivative instrument;

(16) Any decision to change the business scope of the Company or any change of the capacities of the Plants set forth in the Joint Venture Contract;

(17) Any transaction concerning land use rights;

(18) Any unplanned or non-budgeted transaction regarding buildings with a value exceeding RMB 50,000;and/or any sale, transfer, mortgage or other transaction regarding other assets of the Company with a value exceeding RMB 50,000;

(19) Any lawsuit or arbitration of the Company on important matters;

(20)Any non-commercial sponsoring or donation exceeding RMB 10,000;

(21) Selection of insurance carriers for the Company's major insurances and decisions on major insurance matters;

(22) Any other matter to be decided by the Board according to the Joint Venture Contract or the Articles of Association;

(23) Any transaction or business of an important nature or not in the ordinary course of business of the Company. The Board may change the values of the thresholds set forth above.

7.10
Resolutions involving any lawsuit or arbitration between the Company and any of the following enterprises shall be adopted by the affirmative vote of the majority of the members of the Board present (in person or by proxy) nominated by the other Parties:

(1) one Party or its Affiliate;

(2) another enterprise one third (1/3) or more of whose registered capital or voting rights are owned or controlled, directly or indirectly, by one Party or its Affiliate.

7.11
The Board of Directors shall make minutes in Chinese and English on the results and resolutions of its meetings. The minutes of the Board of Directors shall become effective after signature by the Chairman and Vice Chairman.

7.12	Between meetings, the Board may decide in writing by circular resolutions, provided that the necessary quorum and majority of all members of the Board are achieved.

ARTICLE 8	MANAGEMENT ORGANIZATION

8.01	The Company shall have a management organization to be responsible for the day-to-day operational and managerial work of the Company under the leadership and supervision of the Board of Directors.

8.02	The Company shall have a General Manager nominated by Hua, Yimin and appointed by the Board of Directors. Each term of office shall be no more than three (3) years.

The Parties shall cause their members of the Board to appoint such nominee.

Under the leadership of the Board of Directors, the General Manager shall have the overall responsibility to organize and lead the day-to-day operation and the management of the Company in accordance with this Contract, the Articles of Association and all resolutions of the Board of Directors

8.03	The Deputy General Manager shall be nominated by Party A. The Parties shall cause their members of the Board to appoint such nominee.

The Deputy General Manager shall report directly to and assist the General Manager in his work.

The General Manager shall consult and try to reach agreement with the Deputy General Manager on important matters defined in Article 8.07. Reports and statements on such matters addressed to the General Manager shall be sent to the Deputy General Manager for information at the same time.

In case the General Manager is absent he shall authorize the Deputy General Manager to perform the duties and responsibilities of the General Manager.

8.04
Based on actual special needs for certain know-how transfer as well as for marketing and training experience, the Parties agree that the Company may employ for periods of three (3) years Temporary Delegates from A/B. Such employment shall terminate three (3) years after the start of commercial production of the last Plant, the latest.

8.05
A Senior Staff may be replaced for any reason at any time by the Party which originally nominated him. The Party having such intention shall inform the other Parties thereof as soon as possible.

The Party which originally nominated such Senior Staff shall nominate a successor as soon as possible. The Parties shall cause their members of the Board to appoint such nominee.

8.06
The Company shall have a Management Committee (MC) to discuss and consult on important matters regarding the day-to-day operation and management. The MC shall consist of the General Manager, the Deputy General Manager and the other Managers.

8.07
The General Manager shall convene and preside over routine MC meetings held in principle twice a month. In case of absence of the General Manager, the Deputy General Manager shall convene and preside over the MC meeting. Important matters, including but not limited to the following, shall be discussed by the MC in order to assist the General Manager to make final decisions:

(1)	Reports and plans to be submitted to the Board, including but not limited to the annual budget and operation plan, medium-term plans and long-term plans to be submitted to the Board;

(2)	Appointment and dismissal of any management staff at supervisor level;

(3)	Establishment and change of important regulations and systems of the Company which are to be submitted to the Board;

(4)	Important matters relating to procurement, manufacturing, maintenance, sales, borrowing of the working capital or the annual budget;

(5)	The marketing strategy (including pricing guidelines) of each operational division which is to be submitted to the Board;

(6)	Selection of the suppliers of important equipment, raw materials and other goods required in the production and operation;

(7)	Any economic transaction of the Company with any Party or Affiliate of any Party, except those regulated in this Contract or its Schedules or any Ancillary Contracts;

(8)	Disciplinary action against those Employees who seriously violated the discipline;

(9)	Important matters submitted by any member of the MC;

(10)	Any other matters authorized by the Board.

The minutes of the MC meeting shall become effective after joint signature by the General Manager and the Deputy General Manager.

8.08
In case a Senior Staff conducts a serious dereliction of his duties, he can be dismissed at any time by resolution of the Board followed by issuance of a dismissal notice signed by the Chairman of the Board. Such Senior Staff must not be nominated again.

8.09	Further details of the management organization of the Company shall be defined in the Articles of Association of the Company.

The powers and the responsibilities of the Senior Staff shall be listed in the Job Descriptions for the Senior Staff ("Job Descriptions") to be signed by the Parties. The Board may amend the Job Descriptions when necessary.

ARTICLE 9	THE PARTIES' RESPONSIBILITIES OF ASSISTANCE

9.01	Responsibilities of A. In addition to their other obligations under this Contract, A/B shall assist the Company in the following matters, as far as requested by the Company:

(1)
assist the Company to duly apply for and liaise with relevant Chinese governmental authorities in relation to all approvals, permits and licenses, etc. necessary for the build-up and operation of the Company;

(2)	assist the Company in obtaining licenses for the import and export of goods;

(3)	assist in handling all other matters requested by the Company.

9.02	Responsibilities of B

In addition to their other obligations under this Contract, A/B shall assist the Company in the following matters, as far as requested by the Company:

(1)	assist the Company to obtain entry visas, permits (if needed) and appropriate accommodation, transportation and medical care for its personnel and Chinese experts;

(2)	assist the Company to obtain necessary licenses and to handle custom formalities for the import and export of goods;

(3)	assist in handling all other matters requested by the Company.

9.03	Joint responsibilities of the Parties:

In addition to its other obligations under this Contract, each Party shall assist the Company in the following matters, as far as requested by the Company:

(1)	assist the Company in applying for and obtaining investment incentives available for the Company;

(2)
assist the Company in applying to Chinese banks approved by the State Administration for Foreign Exchange ("SAFE") for the opening of foreign currency and Renminbi (RMB) accounts and in applying for loans required from Chinese or foreign banks under most favorable conditions.

9.04	The responsibilities of a Party may be performed by a Party's Affiliate, provided, however, that the Party shall remain responsible for the performance of its obligations under this Contract.

ARTICLE 10	TRANSFER OF TECHNOLOGY

10.01
Party B, Medical International Technologies (MIT Canada) Inc., will License to Jiangsu Hualan MIT MEDICAL TECHNOLOGY (MIT China) LTD. To produce, Market and sell. In China, Medical International Technologies (MIT Canada) Inc., All NEEDLE-FREE JET INJECTOR existing and future products under the Patents and Trade marks, as per annex A attached.

ARTICLE 11	PURCHASE OF EQUIPMENT AND RAW MATERIALS

11.01	The purchasing of all Machineries, Equipments and Raw materials will be done based on bidding process.

11.02
Both parties will agree on the complete list of equipments and Machineries and Raw materials than:

(1)The Chinese party will supervise all purchases within China, and get the approval from the Canadian party.

(2)The Canadian party will supervise the purchases outside china, and get the approval from the Chinese party.

ARTICLE 12	UTILITIES, INFRASTRUCTURE AND SERVICES

12.01
The Company shall purchase the necessary utilities as well as services from the most competitive market source of supply with regard to quantity, quality, reliability, price, currency and other terms and conditions.

The Company has the right to cover its demand of utilities and services by its own facilities and resources.

12.02
Upon reasonable and competitive terms and conditions to be agreed upon between A and the Company, A shall supply utilities and render services to the Company, if and to the extent requested by the Company and technically feasible and shall allow the Company to use A's infrastructure facilities and to integrate and connect the Company's infrastructure facilities with A's infrastructure facilities - and shall provide proper and sufficient land for those facilities of the Company with the approval of the relevant authority, provided that A has already a land use right for such land

ARTICLE 13	SALE OF PRODUCTS

13.01
The Products shall be sold both in the domestic market and the export market, but will primarily be sold in the domestic market. The Board shall determine, based on market conditions and economic feasibility and the Company's overall marketing concept for the Products, the budgetary proportion of domestic and export sales of the Products. The proportion of the domestic and export sales shall finally depend on market conditions and profit targets.

ARTICLE 14	SITE LAND AND BUILDING

14.01	Pursuant to Annex

ARTICLE 15	HEALTH, SAFETY AND ENVIRONMENT PROTECTION

15.01
The Parties agree to cause the Company to introduce and observe high standards designed to protect employees and public health, safety and the environment in conducting its production and other activities and to minimize the use of natural resources and consumption of energy by integrated management. They will cause the Company to develop a set of written standards ("Standards") which will incorporate all applicable laws and regulations of China and principles of relevant standards applied by the Parties to their own facilities.

15.02	The General Manager shall at least once per year report to the Board of Directors on the compliance by the Company with applicable laws and regulations and the Standards.

15.03
The Company shall request the technology licensors and equipment suppliers to guarantee that the technologies and equipment provided by them to the Company shall meet the Standards in order to enable the Company to observe the laws and regulations of China on health, safety and environment protection.

15.04
The Board shall have the right to inspect at any time the implementation by the management organization of the Company of the laws, regulations and Standards on health, safety and environment protection.

15.05
Each Party may send at its own expenses its internal safety and environmental protection department to inspect the observation by the Company of the applicable laws, regulations and Standards. The inspection personnel shall have the right to access all production and auxiliary facilities used by the Company and shall have the right to inspect all facilities, equipment, records, files and data. The inspection report shall be handed over to the Company.

The aforementioned inspecting rights of each Party shall not replace or limit in any respect the legal responsibilities and contractual obligations of the Company concerning health, safety and environmental protection. That means the Parties shall not assume any responsibility by having such inspecting rights.

ARTICLE 16	TRADEMARKS AND TRADE NAMES

16.01
The Company shall design, register and use its own company trademark (the "Company Trademark") and special trademarks for particular products, if deemed necessary, in accordance with the "Trademark Law of the People's Republic of China" and other relevant regulations. The designs of such Company Trademark and special trademarks and any of their future revisions shall be approved by the Board before registration and use.

16.02	The Company Trademark shall be of a completely new design which shall not be a combination of registered trademarks of any of the Parties but may reflect the cooperation of the Parties in the Company.

The Company Trademark, once registered with the Trademark Bureau as the unifying brand of the Company, shall always be identified by ® or TM, in accordance with its registration status in the respective country, when used for the Company's products and services.

If special trademarks are necessary for particular Products, such special trademarks may be designed and registered by the Company itself or the Company may license the respective special product trademarks from any Party, all subject to the approval of the Board.

16.03
The Parties agree that without the prior written consent of A or b, as the case may be, they will not appropriate for their own use or allow the Company to appropriate for its use any trademark or trade name of any other Party, nor use any trademarks or trade names which are transliterations thereof or confusingly similar thereto.

16.04	Unless otherwise agreed between the Parties, in case the Company is dissolved or ceases to exist, all trademarks registered by the Company shall be cancelled.

ARTICLE 17	FOREIGN EXCHANGE

17.01	The Company's foreign exchange matters shall be handled in accordance with the regulations of China relating to foreign exchange.

17.02
The Parties shall assist the Company in selecting banks which handle foreign exchange business to open foreign exchange accounts of the Company. All income and expenditures in foreign exchange of the Company shall be handled in the corresponding accounts.

17.03	The Parties shall assist the Company in applying to SAFE for a maximum foreign exchange retention amount that can meet the requirements of production and operation.

17.04	The Company's annual plan for the use of foreign exchange shall be included in the annual budget and shall be submitted to the Board for approval.

17.05	The Company shall exert all reasonable efforts to avoid or reduce the risk of foreign exchange losses.

ARTICLE 18	FINANCE, ACCOUNTING AND AUDITING

18.01
In the Finance, Accounting Division, there shall be a Accountant who reports directly to the division's General Manager. Under his direct leadership the Chief Accountant shall be responsible for the following areas:

–	financial accounting and cost accounting,
–	management information systems,
–	electronic data processing and systems.

The Accountant nominated by A shall be appointed by the Board.

18.02
The Company shall set up its financial and accounting systems in accordance with the relevant laws and regulations on financial and accounting systems in China and having regard to the special characteristics of the Company and have it approved by the Board.

The Company shall issue the following financial and accounting reports:

(1)	All reports required in accordance with the relevant laws and regulations;

(2)	All reports required in accordance with internal regulations of B and to cope with legal requirements and rules regarding the consolidation of the financial statements of B;

(3)	All reports required in accordance with internal regulations of A.

The financial plans submitted by the Company to the respective Parties shall meet the requirements of the systems customary at the Parties.

The Company shall establish a modern system (hardware and software) in order to meet the Company’s and the Parties’ reporting requirements.

18.03
The accounting system adopted by the Company shall give a complete status of assets, liabilities, revenues and expenses and allow efficient management and control. The cost accounting system should be designed in a way to produce operating results by product/product groups including a system of predetermined costs.

18.04
The Company shall adopt Renminbi as its book keeping base currency. All accounting books, statements and reports including the annual report of the Company shall be made and kept in Chinese and English.

All accounting books, statements and reports, as determined in the Articles of Association, shall be prepared and signed by the Chief Accountant and submitted to the General Manager of the Finance, Accounting Division for approval.

18.05	The accounting system and procedures adopted by the Company shall be implemented upon approval by the Board, and be submitted to the local financial and taxation authorities for filing as required.

18.06	The Company shall before the preparation of each year's annual statements call a meeting inviting all Parties to attend for reviewing the annual financial status and preparing the annual report.

18.07	The following documents, certificates and statements shall become effective only after verification by the accounting company and with certificates issued by the accounting company:

(1)	Certificates issued by the Company to the Parties on the payment of registered capital;

(2)	The annual accounting reports of the Company; and

(3)	The accounting statement for the liquidation of the Company.

18.08
The General Manager shall submit to the Board of Directors as well as to the Parties the annual accounting report (including the profit and loss statement and balance sheet of the current year in both Chinese and English) and the audit report of the Company's auditor within  three (3) months after the end of the fiscal year.

18.09
Each Party may, at its own expense, appoint an accountant or its internal auditors, on behalf of such Party to audit the accounts of the Company. Reasonable assistance in providing the accounting books shall be given to such auditor and such auditor shall keep confidential all documents under his auditing.

18.10
The fiscal year of the Company shall coincide with the calendar year, i.e. from January 1 to December 31 each year. The first fiscal year of the Company shall be from the date when the business license of the Company is issued to December 31 of that year.

18.11
For any of the transactions, the Company shall have the right to entrust an independent and licensed certified international auditing company registered in the country of the creditor to audit the correctness of any amount invoiced to the Company out of such transactions. Before initiating such audit, the Company shall request the respective Party in writing to clarify the relevant matter and shall attempt to settle it in amicable discussions. Reasonable assistance in providing the relevant documents and accounting books shall be given to such auditor by the audited party and such auditor shall keep confidential all documents under his auditing.

The fees of the auditor shall be borne by the Company.

If such auditing shows that an agreed upon price formula is no longer feasible because of legal, economic or political reasons, the respective parties shall re-negotiate such price formula in good faith.

ARTICLE 19	DISTRIBUTION AND PAYMENT OF PROFITS

19.01
After the payment of all payable taxes and fulfilment of other relevant legal obligations by the Company, the Board shall determine the allocation to the reserve fund, to the bonus and welfare fund for the Company's personnel and to the Company's expansion fund in accordance with the relevant laws and regulations. Unless otherwise decided by the Board, the balance of profit after such allocation shall be distributed to the Parties according to the ratio in the registered capital of the Company.

19.02
Profits shall in principle be distributed and paid-out in RMB. The Board shall set an appropriate date of payment which shall not be later than thirty (30) days of the decision on the dividends. The Company shall pay the dividends on the date set by the Board in a way designated by the Parties.

19.03
The Company shall, at the request of Party B, convert the RMB dividends to be distributed to such Party into USD and remit the same out of China in favour of such Party in accordance with the then applicable regulations governing the payment of foreign exchange. Any foreign exchange rate risk until the payment date set by the Board as well as the banking expenses and other expenses shall be for the account of such Party.

In case the Company has to purchase USD, the exchange rate applicable for such conversion and remittance outside of China shall be the selling rate of exchange of RMB to USD on the date of payment set by the Board from the bank where the Company keeps its foreign exchange account.

The exchange rate to be used for conversion of RMB into foreign exchange (USD) available in the Company’s own account shall be the selling rate of exchange of RMB to USD at the day of payment set by the Board from the bank where the Company keeps its foreign exchange account. If the aforementioned selling rate is not available, then any equivalent rate prevailing at the day of payment set by the Board

19.04	Any reasonable interest accrued on the dividend to which a Party is entitled from the date of payment set by the Board to the date of actual payment shall be reimbursed by the Company to such Party.

ARTICLE 20	TAXATION

20.01
The Company shall pay taxes in accordance with the provisions in the relevant laws and regulations of the state and local authorities. The personnel of the Company shall pay individual income tax according to the "Individual Income Tax Law of the People's Republic of China" and/or other relevant laws and regulations.

20.02
In their relationship to the Chinese tax authorities the Parties shall bear all the taxes, dues and fees levied by Chinese tax authorities on the Parties in accordance with Chinese tax law with regard to the signing of this Contract and the Schedules or Ancillary Contracts of this Contract.

The Company and the Parties shall fulfil the withholding and paying obligations stipulated by laws and regulations concerning the above taxes, dues and fees.

20.03	The Parties and the Company shall apply Articles 20.01 and 20.02 in accordance with the Chinese tax laws including the relevant treaties for avoidance of double taxation.

20.04
The Parties shall as early as possible submit to the department concerned applications for confirming that the Company is a technologically advanced enterprise, and assist the Company in its efforts to obtain all preferential conditions on taxation that are obtainable under Chinese law or upon specific permits in favour of the Company and/or the Parties and assist the Company in handling the relevant matters concerning exemption of customs duties and VAT.

ARTICLE 21	INSURANCE

21.01
During construction and commercial operation, the Company shall take out and maintain full and adequate industrial insurance as well as appropriate personnel insurance cover according to the relevant laws and regulations of China and taking into consideration the insurance standards of A and B.

21.02
Various insurance of the Company shall be effected with licensed insurance companies incorporated in China. If and insofar as approved by the relevant Chinese authorities that the insurance can be effected with a foreign insurance company that has a Chinese license.

21.03	The Parties shall assist the Company by consulting and coordinating the insurance matters entrusted by the Company.

ARTICLE 22	LABOR MANAGEMENT

22.01
Within the scope of the relevant laws and regulations, the stipulations of this Contract, the Articles of Association and the Ancillary Contracts, the Company shall enjoy full autonomy in matters of recruitment, employment, dismissal, personnel development and training, remuneration, wages, welfare and other matters concerning its Employees and shall establish its own systems regarding such  matters.

22.02
The number of Employees required for the start of commercial operation of the Company shall be determined in the Joint Feasibility Study Report. After the start of commercial operation, the management organisation may, depending on the actual need of the Company, put forward a plan for any increase or decrease of the number of Employees and submit it to the Board for discussion and decision.

22.03
The Company's principles relating to recruitment, personnel management, compensation, training, labor safety and health, insurance, welfare, labor union as well as to other personnel matters are set forth in the Personnel Guidelines. The Personnel Guidelines may be revised only by a resolution of the Board.

22.04
The Company shall regularly inform the Parties of its requirements for Employees. The Parties may recommend and, if they do so, shall recommend qualified personnel for the requirements. The Company shall have the right to choose from the recommended candidates or, if there are no qualified candidates, to recruit from the labor market.

All Employees shall be employed by the Company subject to successful examination.

In accordance with the law, a probation period shall be agreed upon in the labor contracts.

If, during the probation period, an Employee has been proven to be unqualified for employment by the Company, the Company has the right to terminate the labor contract.

22.05	The Employees shall have the right to establish a labor union and carry out labor union activities in accordance with the relevant laws and regulations.

22.06
The Company shall apply its personnel development, remuneration and welfare systems equally to all Employees. In accordance with the laws and regulations and the principles laid down in the Personnel Guidelines, the Company shall sign individual labor contracts with its Employees reflecting their individual qualification for their function and responsibilities and, through consultations and negotiations, sign a collective labor contract with the labor union representing the Employees.

The remuneration for all Employees shall reflect the functions, responsibilities and performance of the individual Employees, be in line with the laws and be competitive in the Chinese professional personnel market.

22.07
The Senior Staff shall be employed by the Company with individual employment contracts according to this Contract, the Articles of Association and the Personnel Guidelines, signed on behalf of the Company by the Chairman of the Board after a resolution.

22.08	In case of a seasonal or temporary physical labor requirement, the Company may employ temporarily Chinese personnel ("Short-Term Employees") from nearby on an individual contract basis.

22.09	The Company shall conform to the laws and regulations concerning labor protection and ensure safe and civilised production.

Labor insurance for the Employees shall be handled in accordance with the relevant laws and regulations.

22.10
The Employees shall have a sole employment by the Company; they are not delegated to the Company. The personnel files of all Employees shall be provided to the Company or its assigned agency recognized by the government after their employment by the Company.

22.11
The Company shall make all efforts to conduct training and improve the qualification of its personnel in cooperation with the Parties. It shall establish a high-standard training system and examination system, so that the personnel can satisfy the requirements of the Company in technology, manufacturing, marketing, sales and management.

22.12
Unless otherwise set forth in this Contract or the Personnel Guidelines, the relevant labor management stipulations of this Article 22 relating to Employees shall also apply to Senior Staff and Temporary Delegates.

ARTICLE 23	CONFIDENTIALITY

23.01
The Parties warrant that they shall not use any Confidential Information which has been provided by another Party or the Company during the negotiation or the establishment or operation of the Company and shall not disclose it to any third party without the written permission from the providing Party, unless otherwise agreed upon in writing.

"Confidential Information" shall mean any proprietary technical or commercial information which has not been made public. Documents and information requiring to be kept secret by the Parties shall be clearly indicated by the providing Party as such.

Irrespective of any termination of this Contract, this confidentiality obligation shall end as soon as a Confidential Information has legally come into the public domain.

23.02	The Parties and the Company shall sign confidentiality agreements with their employees who have access to Confidential Information.

23.03
The confidentiality obligations of the Parties shall survive the termination of this Contract or an assignment of any Party’s capital contribution in the Company for any reason, unless otherwise stipulated in the relevant contract regarding Confidential Information.

23.04	The relevant confidentiality obligations of a Party and the Company relating to the transfer of technology are referred to in more detail in the relevant technology transfer contract.

ARTICLE 24	FUTURE COOPERATION AND NON-COMPETITION

24.01
Unless the Parties agree otherwise, no Party nor their Affiliates shall, in China, construct or have constructed by any third party, or otherwise support the construction of, any new plant or expand any existing plant for the same products..

24.02	Unless the Parties agree otherwise, no Party nor their Affiliates shall license or otherwise transfer technology to, or otherwise assist, any third party, to manufacture in China the same products.

24.03
Unless the Parties agree otherwise, no Party nor their Affiliates shall purchase or otherwise acquire, or hold or otherwise control, any equity interest in, or financially support, any company or enterprise which carries out or intends to commence, any production for the same products in China.

ARTICLE 25	THE JOINT VENTURE TERM

25.01	This Contract shall commence on the Effective Date and its term shall be infinite years.

25.02	The term of the Company shall be from the issuance of its business license and shall be infinite years.

ARTICLE 26	ASSIGNMENT OF INVESTMENT

26.01
If any Party wants to assign all or part of its capital contribution in the Company to a third party (including Affiliates), it must obtain the written consent of the other Party in accordance with the following stipulations.

The assigning Party is hereinafter referred to as the "Disposing Party".

26.02
If one Party wants to assign all or part of its capital contribution in the Company to a third party except to an Affiliate, the Disposing Party shall notify the other Party in writing of such intention, its terms and conditions for such assignment and, if applicable, shall give detailed information on the potential assignee ("Notice of Assignment").

The other Party shall have a pre-emptive right to purchase the offered capital contribution ("Pre-emptive Right").

The other Party shall either consent to such assignment or exercise its Pre-emptive Right not later than forty-five (45) days after receiving the Notice of Assignment. If, within forty-five (45) days from the receipt of the Notice of Assignment, the other Party has not expressed its intention to purchase the Disposing Party’s capital contribution as offered and/or a written agreement on the purchase price and other terms and conditions of the assignment has not been reached, the Disposing Party may assign the offered capital contribution to a third party or, if applicable, to the nominated potential assignee.

The terms and conditions of such assignment must not be more favourable than those offered to the other Party. The Disposing Party shall provide the other Party with a duplicate of the executed written agreement with the third party or a notarized statement confirming the terms and conditions stipulated in such agreement.

The other Party shall have the right to investigate the financial ability of the assignee to fulfil its obligations.  If the assignee is found not qualified, then the other Party does not have to consent.

If unforeseeable events occur during one (1) month investigation period which clearly necessitate additional time, then, upon written request of the other Party specifying such events, the investigation period shall be prolonged sufficiently in writing by the Disposing Party.

26.03
Within the first twelve (12) Month from the issuance of the business license to the Company, both parties can assign a minimal part (11% max.) of its capital contribution to a third party by having a written consent of the other Party. Thereafter and During a period of five (5) years from the issuance of the business license to the Company, neither Party or parties shall assign all or part of its capital contribution to a third party (except to an Affiliate) without the written consent of all the Parties and the other Parties are not bound to either consent to such assignment or to exercise the Pre-emptive Right.

26.04
If a member of one Party wants to assign all or part of its capital contribution in the Company to another member of its Party or to an Affiliate, then the Disposing Party shall notify the other Party in writing of such intention and shall give for the other Party’s assessment all information reasonably necessary to prove that the assignee can meet the conditions set forth in Article 26.05.

If the assignee meets the conditions set forth in Article 26.05, the other Party must consent in writing to such assignment not later than thirty (30) days after receiving the information.

26.05	Regarding this Contract and its Schedules as well as the Ancillary Contracts, all as amended from time to time, the assignee shall:

(1)	have adequate ability to fulfil or have fulfilled by the Disposing Party or a third party the contractual obligations therein,

(2)	accept in writing all the regulations stipulated therein, and

(3)	agree in writing to be bound by them in all respect.

The Disposing Party shall provide the other Party with notarized copies of the assignment agreement with the assignee.

26.06	Whenever the Disposing Party is entitled to an assignment in accordance with this Article 26 and if the conditions set forth in Article 26.05 are met by the assignee, the Parties shall

(1)	sign or otherwise confirm in writing the assignment agreement between the Disposing Party and the assignee,

(2)	amend this Contract and the Articles of Association accordingly, and then

(3)	cause their members of the Board to approve such assignment and the amendment to the Articles of Association, and

(4)	follow all other procedures required by the relevant laws and regulations to obtain approval of the assignment by the Examination and Approval Authority.

26.07
After affirmative resolution of the Board, the assignment of the capital contribution shall be submitted to the Examination and Approval Authority for approval. After receiving such approval, the Company shall register the change of equity interest with the State Administration for Industry and Commerce.

Any change of equity interest in the Company shall conform with the relevant Chinese laws and regulations.
26.08
The assignment of its capital contribution by a Party shall not affect the operation of the Company or the implementation of the Contract and its Schedules as well as the Ancillary Contracts, all as amended from time to time.

26.09
No Party shall mortgage, pledge, or otherwise encumber all or any part of its capital contribution to the Company’s registered capital without the prior written consent of the other Party, provided, however, that each Party may pledge, assign or otherwise grant a security interest in all or any part of its rights or benefits in this Contract (including without limitation its capital contributions) as security for the financing of the Plants, all as specifically agreed in the financing contracts.

26.10
The assignment, mortgage, pledge or other encumbrance by a Party of its capital contribution not complying with the stipulations herein shall be invalid and shall constitute a breach of this Contract and such Party shall compensate the other Party and the Company for damages caused thereby.

26.11	Unless expressly provided otherwise, the stipulations of this Article 26 shall not apply in the cases stated in Articles 27.

ARTICLE 27	TERMINATION AND LIQUIDATION

27.01	For the purpose of this Article 27, a Party shall mean either A or B.

27.02	This Contract may be terminated if the Parties agree in writing that a termination of the Contract is in the best interests of the Parties, due to

(1)	circumstances which make it impossible for the Company to operate effectively (failure to attain business goals and lack of future development), or

(2)	the conditions or consequences of Force Majeure prevailing for a period in excess of six (6) months which have rendered the Company unable to continue the operation, or

(3)	any other reasons.

The Parties shall do their utmost to avoid a liquidation of the Company. Thus, before agreeing on termination, the Parties shall evaluate possibilities to continue the operation of the Company by one Party or by a third party. In the termination agreement, the Parties may agree that a Party may purchase by itself or have a third party purchase the other Party’s capital contribution and continue the operation of the Company. If both Parties are willing to purchase or have a third party purchase the other Party’s capital contribution, the Party which offers the higher price for the respective capital contribution shall have the right to purchase or have a third party purchase it. If the Company cannot continue to be operated in this way, its liquidation may be decided by the Board.

Any such assignment or decision on liquidate shall be submitted to the Examination and Approval Authority for approval.

27.03	Under the following circumstances, either Party may terminate this Contract by written notice to the other Party:

(1)
If a Party or any member of it materially breaches this Contract or the Articles of Association (i.e. seriously infringes the non-breaching Party’s and/or the Company's interests) and such breach is not cured within fifteen (15) days after receipt of written notice from the non-breaching Party;

(2)	If a Party or any member of it assigns or encumbers its capital contribution in the Company in violation of the provisions of this Contract;

(3)
If a member of the other Party is declared bankrupt or is the subject of proceedings for liquidation or dissolution or ceases to carry on business, or becomes unable to pay its debts as they become due and therefore is subject to conciliation and reorganization or receivership, and if in such case the other members of the other Party do not or cannot take over the affected member's capital contribution and/or the Subordinated Shareholder Loans in the Company within thirty (30) days after receipt of written notice from the non-affected Party;

(4)
If the accumulated losses of the Company after start of commercial production exceed seventy percent (70%) of the registered capital and the Parties are unable to reach an agreement for the restructuring of the Company's capitalization within thirty (30) days of receipt of written notice by either Party from the other Party.

27.04
No Party shall exercise its unilateral termination right as provided for in Article 27.03 without having consulted with the other Party in order to find an equitable solution. Such equitable solution may include an assignment of capital contribution within one Party.

27.05
If either Party's economic interests are adversely and materially effected by the promulgation of any new law of China or the amendment of any existing law of China after the signing of the Contract, such Party shall inform the other Party thereof in writing.

The Parties shall then immediately consult with each other in order to find a feasible solution and they shall

(1)	use all lawful efforts to reduce these adverse effects to a minimum and

(2)	try to reach an agreement to avoid a unilateral termination.

Either Party may terminate this Contract if no agreement has been reached within twelve (12) months from the written information mentioned above.

27.06
In the circumstances of Article 27.03 sub-paragraphs (1) and (2), the Party failing to implement the obligations specified in the Contract and the Articles of Association and materially breaching the Contract shall be liable for compensating the losses thus caused to the other Party.

27.07
If this Contract is terminated pursuant to Article 27.03 sub-paragraphs (1) or (2), then the non-breaching Party shall have the right and option to purchase by itself or to cause a third party to purchase the capital contribution of the breaching member of the other Party ("Purchase Option").

27.08
If this Contract is terminated according to Article 27.03 sub-paragraph (3), then the non-affected Party shall have the Purchase Option for the capital contribution of the affected member of the other Party.

27.09
If the Contract is terminated according to Article 27.03 sub-paragraph (4), then either Party wishing to implement a restructuring shall have a Purchase Option. If both Parties, separately, are willing to implement a restructuring, then the Party which offers the higher price for the respective capital contribution shall have the Purchase Option. If neither Party is willing to implement a restructuring and no third party is willing to continue the operation of the Company, the Company shall be liquidated, unless otherwise decided by the Board.

27.10
In the event this Contract is terminated according to Article 27.05, the terminating Party shall have the right to cause the other Party to purchase itself or to cause a third party to purchase its capital contribution ("Sale Option") and the other Party shall have a Purchase Option.

27.11
The Party having a Purchase Option or Sale Option according to Articles 27.07 through 27.10 shall exercise this option by written notice to the other Party within thirty (30) days after the written notice on termination of the Contract.

If a Purchase Option cannot be exercised and consumed because of legal or political reasons attributable to China, then the Party having the Purchase Option shall have a Sale Option.

27.12
If a Purchase Option is exercised or in case of an assignment in accordance with Article 27.09 with the result of members of both Parties still participating in the Company, then this Contract shall be continued between such members of both Parties and shall be amended accordingly.

27.13
Any change of equity interest in the Company shall conform with the relevant Chinese laws and regulations. The exercise of a Purchase Option or Sale Option shall be subject to the approval of the Examination and Approval Authority. After receiving such approval, the Company shall register the change of equity interest with the State Administration for Industry and Commerce.

27.14
Each Party shall be obliged to ensure that at least up to the assignment of its capital contribution the operation of the Company shall not be interrupted by any such assignment and that negative effects are kept to a minimum. After the assignment, they are obligated to continue at reasonable conditions such services, deliveries, rights etc. which are vital for the operation of the Company. Services and deliveries shall not be interrupted until new contracts have been concluded in accordance with the above mentioned principle.

27.15
In the event that the Contract is terminated by any Party for any reason covered in Article 27.03 or 27.05 and the Party having the Purchase Option or Sale Option does not exercise its option, the Company shall be liquidated, unless otherwise decided upon by the Board.

27.16
For dissolution and liquidation of the Company, the Board shall prepare an application for dissolution and submit it to the relevant Examination and Approval Authority for approval. The date of approval for the dissolution of the Company by the Examination and Approval Authority shall be the date of commencement of the liquidation of the Company.

27.17	With the approval of the Board, the liquidation committee may employ necessary experts and working personnel to handle concrete matters of liquidation.

27.18	When the property to be liquidated is sold off, the Parties shall have the right of first refusal and the property shall be purchased by the Party which offers the highest price.

27.19
The remaining property after the clearance of debts of the Company shall be sold or disposed of and the proceeds shall be distributed among the Parties according to the proportion of their capital contributions.

27.20
On completion of the liquidation, the liquidation committee shall submit a liquidation completion report to the original Examination and Approval Authority after adoption by the Board, and the Company shall go through the formalities for nullifying its registration in the original registration authority and hand back its business license.

27.21	After the conclusion of the liquidation of the Company, all the accounting books and documents shall be left in the care of A.

27.22
In the event that the Company fails to set up the liquidation committee within fifteen (15) days starting from the date of commencement of liquidation or that the liquidation committee comes across serious obstacles in its work and it is impossible for it to submit the liquidation report to the Examination and Approval Authority within six (6) months starting from the date of commencement of liquidation, any Party may make an application to the Court for liquidation.

27.23	If the Company has been declared to be bankrupt according to law, the relevant laws and administrative regulations on liquidation in bankruptcy shall be followed.

ARTICLE 28	BREACH OF CONTRACT

28.01
If a Party fails to perform any of its obligations under this Contract or if a Party's representation or warranty under this Contract is untrue or materially inaccurate, such Party shall be deemed to have breached this Contract (hereinafter referred to as the Breaching Party).

28.02
The Breaching Party shall correct such breach within thirty (30) days after receipt of written notice from any other Party specifying the breach. If, after such a period, the breach is not corrected, then the Breaching Party shall bear the liability for compensation to the other Parties for all direct damages as well as foreseeable indirect and consequential damages caused by the breach.

28.03
In the event that a Party fails to pay in all or part of its required capital contribution when due, it shall pay to the Company interest on the amount overdue equal to the People’s Bank of China prime interest rate times 4.

ARTICLE 29	FORCE MAJEURE

29.01
"Force Majeure" shall mean all events which are beyond the control of the Parties and which are unforeseen, or, if foreseen, the happening and consequences of which are unavoidable and can not be overcome, that prevent any of the Parties or the Company from executing the Contract according to the agreed terms and conditions and that occur after the Effective Date.

29.02
If an event of Force Majeure occurs, the performance of affected contractual obligations of the Parties shall be suspended during the period of delay caused by the Force Majeure except for the obligations pursuant to Article 23, and shall be automatically extended for a period equal to such suspension.

29.03	The Party claiming Force Majeure shall notify the other Parties without any delay.

29.04
In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

ARTICLE 30	APPLICABLE LAW

30.01	The conclusion, validity, interpretation and implementation of this Contract, and the resolution of disputes thereunder shall be governed by the present and future published laws of China.

30.02
The Company and the Parties shall be entitled to apply for any preferential treatment under the policies on investment or in other fields that are issued and implemented by the relevant governmental authorities after signing of this Contract and that are more favourable than those set forth in current Chinese policies.

ARTICLE 31	SETTLEMENT OF DISPUTES

31.01
In the event any dispute arises in connection with the validity, interpretation or implementation of this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the dispute cannot be resolved in this manner within  thirty (30) days after the date on which one Party has served written notice on the other Party or Parties for the commencement of consultations, then any Party may refer the dispute to court/arbitration.

31.02
When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Contract.

ARTICLE 32	LANGUAGE, EFFECTIVENESS OF CONTRACT AND MISCELLANEOUS PROVISIONS

32.01	Language

This Contract is written in Chinese and English. Both language versions are equally authentic.
This contract must be identical to the Chinese version, otherwise this contract must be corrected by both parties.

32.02	Effectiveness of the Contract

This Contract shall become effective on the Effective Date as defined in Article 1. 09.

32.03	Original version

This Contract shall be made in ten (10) originals (each including a Chinese and an English version).

32.04	Severability

In the event that any provision in this Contract is illegal, contrary to public policy, or otherwise unenforceable, then such provision shall be deleted from this Contract leaving the remainder of this Contract legal, valid and enforceable. The deleted provision shall be replaced by a valid new provision negotiated by the Parties, having as nearly as is legally possible the same economic and business effect as the illegal or unenforceable provision was intended to have. The new provision shall be submitted to the Examination and Approval Authority for its approval.

32.05	Waiver

Unless expressly provided otherwise, failure or delay on the part of a Party to exercise any right, power or privilege under this Contract, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege preclude any other future exercise thereof.

32.06	Binding Effect, Amendments

This Contract is made for the benefit of the Parties and is binding on the Parties.

This Contract may only be amended by a written instrument signed by the Parties and, if required, approved by the Examination and Approval Authority.

32.07	Notices

Any notice or other formal written communication provided for in this Contract by either Party to the other shall be made in English by telefax or electronic mail and confirmed by a letter transmitted by courier against written receipt or by registered airmail letter, promptly transmitted or addressed to the appropriate Party.

32.08	Schedules

This Contract has been signed by the duly authorized representatives of the Parties at the place and on the date first set forth above.

A Corporation

By__________________

B Corporation

By__________________